Integer Contact
Investor Relations
Tony Borowicz
tony.borowicz@integer.net
716.759.5809

Integer Reduces Interest Rates through Amendments
to Senior Secured Credit Facilities
PLANO, TX – November 21, 2019 - Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource manufacturer, today announced that as a result of its strong financial performance and favorable debt markets, the company has successfully completed amendments to its Senior Secured Credit Facilities. The amendments are estimated to reduce Integer’s cost of borrowing by $3.5 million annually, based on today’s outstanding debt.
Amendment highlights:

•
Reduced the applicable interest rate margins by 25 basis points across the leveraged-based pricing grid for both its $200 million Revolving Credit Facility and $277 million Term Loan A Facility; and extended maturities to October 2022, an increase of two years and one year, respectively.

•	Reduced the applicable interest rate margin by 50 basis points for its $563 million Term Loan B Facility.

•	Modified the covenants and other provisions of the Credit Agreement to permit Integer’s previously announced fiscal year change to align with the calendar year.
“These amendments are consistent with the execution of our disciplined capital structure strategy. In a cost-efficient manner, we were able to lower our borrowing cost and create incremental flexibility to invest in Integer’s growth plans,” said Jason Garland, Integer’s executive vice president and chief financial officer. “We appreciate our lenders’ support in completing these amendments.”
Additional information regarding the terms of the amendment can be found on our Form 8-K filed with the Securities and Exchange Commission today.
About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.
Forward-Looking Statements
Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement relating to our expectation regarding the amount of the reduction of our cost of borrowing. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions and actual events or results may differ materially from those stated or implied by these statements. In evaluating these statements, you should carefully consider a number of factors, including, but not limited to, the following factors: the risk that our expectation regarding the amount of the reduction of our cost of borrowing is incorrect; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release, whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Contact Information
Tony Borowicz
SVP, Strategy, Corporate Development & Investor Relations 716.759.5809
tony.borowicz@integer.net